EXHIBIT 10.1

2011 DIRECTOR FEES
(Revised to include a fee for the Non-Executive Chairman)

Retainer Fee:	$207,000/per year Cash: $86,000 Stock Options: $43,000 Deferred Stock Units*: $78,000

Non-Executive Chairman of the Board Fee:	$200,000/per year in Deferred Stock Units

Committee Chair Fee for Compensation, CGC and Finance Committees:	$10,000/per year

Audit Committee Chair Fee:	$20,000/per year

Audit Committee Member Retainer Fee:	$5,000/per year

Lead Director Retainer Fee:	$25,000/per year

*	Deferred Stock Units are “phantom” units of LNC Common Stock that are credited under the LNC Directors’ Deferred Compensation Plan.

All cash fees may be deferred, at a Director’s election, pursuant to the LNC Directors’ Deferred Compensation Plan.

Meeting fees may be paid in some cases for meetings which exceed the number of annually scheduled meetings ($1,100 per meeting) as determined by the Corporate Governance Committee.

All fees are paid to the directors on a quarterly basis in arrears.